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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. _____)

                             Snyder Oil Corporation
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    833482102
                                 (CUSIP Number)

                                December 31, 1998
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ x ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 5 Pages
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CUSIP No. 833482102

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                             Oak Tree Partners, L.P.
                    GEM Convertible Securities Partners, L.P.
                                    GBU Inc.
                               Gerald B. Unterman
                          GEM Capital Management, Inc.
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         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [   ]
                                                                      (b)  [   ]

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         3.       SEC USE ONLY

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         4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Oak Tree Partners, L.P. - Delaware
              GEM Convertible Securities Partners, L.P. - New York
                               GBU Inc. - New York
                        Gerald B. Unterman - U.S. Citizen
                     GEM Capital Management, Inc. - New York
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                                        5.       SOLE VOTING POWER

NUMBER OF                               315,327 shares beneficially owned by
SHARES                                  GEM Capital Management, Inc. No
BENEFICIALLY                            other Reporting Person beneficially
OWNED BY                                owns any shares
EACH
REPORTING
PERSON
WITH
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                                        6.       SHARED VOTING POWER

                                                          -0-
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                                        7.       SOLE DISPOSITIVE POWER

                                                        315,327
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                                        8.       SHARED DISPOSITIVE POWER

                                                          -0-
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         9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  315,327
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        10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                 SHARES *    [      ]

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        11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                 .95%
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        12.      TYPE OF REPORTING PERSON *
                    IA (GBU Inc. and GEM Capital Management, Inc.)
                    PN (Oak Tree Partners, L.P. and GEM Convertible Securities
                       Partners, L.P.)
                    IN (Gerald B. Unterman)
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 2 of 5 Pages
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Item 1(a).        Name of Issuer

                  Snyder Oil Corporation, a Delaware corporation.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  777 Main Street
                  Suite 2500
                  Fort Worth, Texas 76102

Item 2(a).        Name of Persons Filing

                  Oak Tree Partners, L.P.
                  GEM Convertible Securities Partners, L.P.
                  GBU Inc.
                  GEM Capital Management, Inc.
                  Gerald B. Unterman

Item 2(b).        Address of Principal Business Office

                  70 East 55th Street - 12th Floor
                  New York, NY 10022

Item 2(c).        Citizenship

                  Oak Tree Partners, L.P. - Delaware
                  GEM Convertible Securities Partners, L.P. - New York GBU Inc. - New York
                  Gerald B. Unterman - U.S. Citizen
                  GEM Capital Management, Inc. - New York

Item 2(d).        Title of Class of Securities

                  Common Stock, $0.0l par value

Item 2(e).        CUSIP Number

                  833482102

Item 3.           This Statement is filed pursuant to

                  Rule 13d-1(c)

Item 4.           Ownership as of December 31, 1998

                  The information contained in Items 5-11 on the cover pages is incorporated hereby by reference.

Item 5.           Ownership of Five Percent or Less of a Class

                  This Statement is being filed to report the fact that as of December 31, 1998 the Reporting Persons have ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Snyder Oil Corporation.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7.           Identification and Classification of Certain Subsidiaries

                  Not Applicable

Item 8.           Identification and Classification of Members of a Group

                  Not Applicable

Item 9.           Notice of Dissolution of a Group

                  Not Applicable

                                                               Page 3 of 5 Pages
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Item 10.          Certification

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.

                                        SIGNATURE:

                                        Date:   January 22, 1999

                                        OAK TREE PARTNERS, L.P.
                                        By: GBU INC., General Partner

                                        By: /s/ Gerald B. Unterman
                                            ----------------------
                                                Gerald B. Unterman
                                                President

                                        GEM CONVERTIBLE SECURITIES PARTNERS,
                                             L.P.
                                        By: GBU INC., General Partner

                                        By: /s/ Gerald B. Unterman
                                            ----------------------
                                                Gerald B. Unterman
                                                President

                                            /s/ Gerald B. Unterman
                                            ----------------------
                                                Gerald B. Unterman

                                        GBU INC.

                                        By: /s/ Gerald B. Unterman
                                            ----------------------
                                                Gerald B. Unterman
                                                President


                                        GEM CAPITAL MANAGEMENT, INC.

                                        By: /s/ Gerald B. Unterman
                                            ----------------------
                                                Gerald B. Unterman
                                                President




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